SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549


                SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934



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(  )  Filed by a Party other than the Registrant

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      Rule 14a-b(e)(2))
(x )  Definitive Proxy Statement
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(  )  Soliciting Material Pursuant to (section mark)240.14a-11(c) or
      (section mark)240.14a-12


                            Medco Research Inc.

            (Name of Registrant as Specified In Its Charter)

                           Medco Research Inc.

   (Name of Person(s) Filing Proxy Statement If Other Than Registrant)


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
                              MEDCO RESEARCH INC.

                 NOTICE OF 1996 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 20, 1996

   TO THE SHAREHOLDERS:

        Notice is hereby given that the annual meeting of shareholders (the "Annual Meeting") of Medco Research, Inc. (the "Company") will be held at The Warwick, 65 West 54th Street, New York, New York at 10:00 a.m. on June 20, 1996 for the following purposes, as more fully described in the attached Proxy Statement:

            1. To elect eight directors of the Company to serve until the next annual meeting of shareholders;

            2. To ratify the appointment of KPMG Peat Marwick LLP as
               independent accountants for the Company; and

            3. To consider and act upon such other matters as may properly come before the meeting.

        The Board of Directors has fixed the close of business on May 3, 1996 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof.

        You are cordially invited to attend the Annual Meeting in person. In order to ensure your representation at the Meeting, however, please promptly complete, date, sign, and return the enclosed proxy in the accompanying envelope. A majority of the outstanding shares of Common Stock must be represented (in person or by proxy) at the Annual Meeting in order that business may be transacted. Therefore, your promptness in returning the completed and signed proxy will help to ensure that the Company will not have to bear the expense of undertaking a second solicitation. A shareholder who executes and returns the accompanying proxy may revoke such proxy at any time before it is voted at the Annual Meeting by complying with the procedures set forth in the following Proxy Statement under "General Information."

                                        By Order of the Board of Directors
                                        ADAM C. DERBYSHIRE
                                        SECRETARY

   Research Triangle Park,
   North Carolina 27709
   May 22, 1996

                              MEDCO RESEARCH, INC.

                       PROXY STATEMENT FOR ANNUAL MEETING
                            TO BE HELD JUNE 20, 1996

                              GENERAL INFORMATION

     The accompanying proxy is solicited by the Board of Directors of Medco Research, Inc. (the "Company") for use at the annual meeting of shareholders (the "Annual Meeting") to be held June 20, 1996, and any adjournment of the Annual Meeting, and it will be voted by the proxy holders in accordance with the instructions given in the proxy if it is returned and received in time for the Annual Meeting, is duly executed and is not revoked. If no direction is given in the proxy, it will be voted "For" (i) the election of the directors nominated by the Board and (ii) the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent accountants. With respect to any other item of business that may come before the Annual Meeting, the proxy holders will vote the proxy in accordance with their best judgment, and they also will have discretionary authority to cumulate votes in the election of directors in the event any shareholder gives notice of his or her intention to cumulate votes for directors of the Company. So far as the Company is aware, no matters will be presented to the Meeting for action on the part of the shareholders other than those stated in the foregoing Notice.

     A proxy may be revoked at any time before it has been exercised by written notice of revocation given to the Secretary of the Company, by executing and delivering to the Secretary a proxy dated as of a later date than the enclosed proxy, or by attending the Annual Meeting and voting in person. Attendance at the Meeting will not in and of itself revoke a proxy.

     Abstentions will be deemed to be present at the Meeting for purposes of determining a quorum and will be counted as voting (but not "for" or "against") with regard to the issue to which the abstention relates. Any "broker non-vote" also will be deemed to be present for quorum purposes, but will not be counted as voting with regard to the issue to which it relates. Thus, an abstention will have the same effect as a vote "against" such issue while a broker non-vote will have no effect.

     Holders of record of Common Stock at the close of business on May 3, 1996 are entitled to vote at the Annual Meeting. There were 11,155,832 shares of Common Stock outstanding as of the record date. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes entitled to be cast by all shareholders will constitute a quorum for the transaction of business at the Annual Meeting.

     Shareholders are entitled to cast one vote per share on each matter presented for consideration and action by the shareholders. With respect to the election of directors, however, shareholders may cumulate their votes. Cumulative voting permits each shareholder to cast a total number of votes equal to the number of directors to be elected multiplied by the number of shares actually owned. All of the votes may be cast for one nominee, may be divided equally among the nominees or may be divided among the nominees in any other manner. However, a shareholder may cumulate votes for one or more nominees only if the nominees' names are placed in nomination prior to voting and any shareholder gives notice at the meeting, prior to the voting, of his or her intention to cumulate votes. If any shareholder gives such notice, all shareholders may cumulate their votes for the nominees.

     This Proxy Statement, together with the accompanying proxy, is first being mailed to shareholders on or about May 22, 1996.

                             ELECTION OF DIRECTORS

NOMINEES

     The Board of Directors has recommended, and approved, the nomination of the following persons, all of whom are currently directors:



Albert D. Angel
William M. Bartlett
Jay N. Cohn, M.D.
Marvin S. Hausman, M.D.
Mark B. Hirsch
Manfred Mosk, Ph.D
Eugene L. Step
Richard C. Williams


     All of the nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the proxy holders will vote for the election of another person or persons as the Board of Directors recommends. The Company has no reason to believe that any nominee will be unavailable. In the event that any shareholder gives notice at the Annual Meeting of his or her intention to cumulate votes for the election of directors, the proxy holders in their discretion may cumulate the votes represented by proxies. The proxy holders may cast such votes entirely for one nomine or split the votes among such number of nominees as the proxy holders may determine in their discretion. Proxies received cannot be voted for a greater number of persons than the number of nominees for election as directors.

     Nominees receiving the highest number of affirmative votes cast, up to the number of directors to be elected, will be elected as directors. The proxy holders will vote the proxies for the above nominees. Directors are to be elected to hold office until the next annual meeting of shareholders and until their successors are elected and qualified.

     The following biographical information is furnished with respect to the eight nominees for election as directors:

     ALBERT D. ANGEL, age 58, became a director of the Company in September 1995. He is currently President of Angel Consulting, a management consulting firm in Llewellyn Park, New Jersey, and a Director of Immunomedics, Inc., a biopharmaceutical research company. He is a former President of The Merck Company Foundation and was also Vice President, Public Affairs, of Merck & Co., Inc. from September 1985 until December 1993. Mr. Angel joined Merck in 1967, serving initially in various legal counsel positions and later as a management executive as Vice President of Merck Sharp & Dohme-Europe. Prior to joining Merck, Mr. Angel was an attorney at Hughes Hubbard Blair & Reed, and received his LL.B. from Yale Law School in 1960.

     WILLIAM M. BARTLETT, age 63, has served as a director of the Company since September 1992. Since then Mr. Bartlett has been an independent business consultant. He currently serves on the advisory board of AMOCO Technology Company, a Division of AMOCO Corporation. He is a Director of North American Medical Corporation. From 1990 to 1992, Mr. Bartlett served as the chief operating officer of McDermott, Will & Emory, a large Chicago-based law firm. From 1982 to 1990, he served as the President, Chief Executive Officer and a director of Kewaunee Scientific Corporation, a manufacturer of scientific laboratory furniture and equipment. Prior to that, Mr. Bartlett served as a Corporate Vice President, President and Chief Executive Officer of G.D. Searle & Company's Medical Products Group, and as President of the Atlantic International Division, and as President of the V. Mueller Surgical Instrument Division, of American Hospital Supply Corporation. Mr. Bartlett has a BSCE from Duke University and an Advanced Marketing Certification from the Kellogg School of Northwestern University.

     JAY N. COHN, M.D., age 65, joined the Company as a director in May 1996. He is currently Professor of Medicine and Head, Cardiovascular Division, Department of Medicine, University of Minnesota Medical School, and holds a staff appointment at the VA Medical Center in Minneapolis. Dr. Cohn is the author of over 400 scientific publications and is currently editor-in-chief of the JOURNAL OF CARDIAC FAILURE. He is internationally recognized for contributions to the management of cardiovascular diseases and holds several patents on inventions aimed at improving diagnostic and therapeutic approaches to heart failure and hypertension. He received his

M.D. from Cornell University in 1956, and is a Fellow of the American College of Physicians and the American College of Cardiology.

     MARVIN S. HAUSMAN, M.D., age 54, rejoined the Company as a director in May 1996. He currently serves as a consultant to the pharmaceutical industry. He is President of Northwest Medical Research Partners, Inc. and a Director of Regent Assisted Living, Inc. Dr. Hausman served as Clinical Instructor and Visiting Surgeon, Department of Surgery, U.C.L.A. Medical Center from 1975-1992. He is a co-founder of Medco Research, Inc. He received his M.D. from the New York University School of Medicine in 1967, and he is a Fellow of the American College of Surgeons.

     MARK B. HIRSCH, age 49, joined the Company as a director in May 1996. Since May 1996, Mr. Hirsch has been Executive Vice President and Chief Financial Officer of RedCell, Inc.. From April 1993 to April 1996, he was Vice President, Corporate Development, of CV Therapeutics. From 1991 to March 1993, Mr. Hirsch was Vice President of Business Development and Chief Financial Officer of Arris Pharmaceutical Corporation. From 1988 to 1991, Mr. Hirsch was a partner at Montgomery Medical Ventures, L.P. II. From 1985 to 1988, he was Vice President of Business Development of Genentech, Inc. and from 1969 to 1985 he was a Vice President at American Hospital Supply Corporation's Hospital Sector and Hospital and Pharmaceutical Business Divisions. Mr. Hirsch received a B.S. in accounting from the University of Illinois, and he is a certified public accountant.

     MANFRED MOSK, PH.D., age 63, rejoined the Company as a director in March 1996. He is President of Technomedics Management & Systems, Inc., a private company which identifies technologies and assists with the transfer of technology primarily in the biopharmaceutical and medical device fields. He is also an Advisor of Asian Pharmaceutical Holdings, a holding company with investments in pharmaceutical companies in China, a Director of the Jonsson Cancer Center Foundation (UCLA), Vice Chairman and a Director of the California State University Institute, Health Economics Editor for the American Journal of Therapeutics, and co-founder of Managed Eye Care Centers of America. Dr. Mosk is a co-founder of Medco Research, Inc. and was its President and Chief Executive Officer from its inception until his voluntary retirement in 1990. He holds a Bachelor of Science degree in Business Administration, and Master of Science and Ph.D. degrees in Business Administration, from California State University and California Western University, respectively.

     EUGENE L. STEP, age 66, has served as a director of the Company since January 1993. He currently serves as a director of Scios Nova, Inc., Cell-Genesis, Inc., Pathogenesis, Inc. and GMIS, Inc. He also serves as an independent business consultant. He served as the Executive Vice President of Eli Lilly and Company and the President of the Pharmaceutical Division of Eli Lilly and Company from 1986 through 1992. From 1973 through 1985, he also served as President of that company's Pharmaceutical Division. Mr. Step also served as a member of the Board of Directors and Executive Committee of Eli Lilly and Company from 1973 through 1992. Mr. Step has a B.A. degree in Economics from the University of Nebraska and a M.S. degree in Accounting and Finance from the University of Illinois.

     RICHARD C. WILLIAMS, age 52, has served as a director of the Company since January 1991 and as Chairman of the Company's Board of Directors since October 1992. Mr. Williams has been President of Conner-Thoele Limited, a consulting and financial advisory firm which services the health care and pharmaceutical industries, since March 1989. Mr. Williams also serves as a director of Immunomedics, Inc. a biopharmaceutical research company, and as a member of the advisory board of AMOCO Technology Company, a division of AMOCO Corporation. From November 1983 to March 1989, Mr. Williams served as Vice President-Finance and Chief Financial Officer of Erbamont N.V., a pharmaceutical company. Prior to that, he served in various financial executive positions with Field Enterprises, Inc., a real estate and communications company, and with Abbott Laboratories, UNC Resources, and American Hospital Supply Corporation. He is also a director of Centaur, Inc., a private equine diagnostic company. Mr. Williams has a B. A. degree from DePauw University and a MBA from the Wharton School of Business.

COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

     The business affairs of the Company are managed by and under the direction of the Board of Directors, although the Board of Directors is not involved in the Company's day-to-day operations. The Company pays each director who is not a full-time employee of the Company a quarterly retainer fee of $4,000. Each such director is also paid $1,000 per diem for each Board meeting and the Annual Shareholders Meeting attended by that director and $400 for each Board or Board Committee meeting held by telephone conference call lasting up to two hours but greater than a half hour and $600 for each such meeting lasting more than two hours. Directors also are reimbursed for their travel expenses incurred to attend meetings. Pursuant to the Company's stock option plans, directors who are not full-time employees of the Company automatically are granted an option to purchase 3,000 shares of the Company's Common Stock upon re-election as a director at the Annual Meeting of Shareholders. In addition, in order to attract experienced individuals, new directors joining the Board of Directors automatically are granted an option to purchase 20,000 shares of the Company's Common Stock. All such director options are granted at an exercise price equal to the fair market value of such shares on the date of grant of such options, and such options vest after one year.

     A Compensation Committee of the Board of Directors, currently consisting of Mrs. Greetham and Messrs. Angel and Bartlett, administers the Company's Stock Option Plan (the "1983 Option Plan") and 1989 Stock Option and Stock Appreciation Rights Plan (the "1989 Option Plan") described below, votes on matters concerning participation in these Plans and makes recommendations to the entire Board of Directors as to, or itself approves, other matters of compensation of officers and directors. The Compensation Committee met on three occasions by written consent during the year ended December 31, 1995.

     The Finance and Audit Committee of the Board of Directors, whose members currently are Messrs. Bartlett, Step, and Williams, reviews certain financial and audit matters relating to the Company. The Finance and Audit Committee held two meetings during the year ended December 31, 1995.

     A Nominating Committee makes recommendations to the full Board of Directors concerning nominees for election as directors of the Company. The Nominating Committee members currently are Messrs. Williams, Step, and Bartlett. In making its recommendations, the Nominating Committee will consider as potential nominees persons recommended by the Company's shareholders. Any such recommendations should be in writing and should be mailed or delivered to the Company, marked for the attention of the Company's Secretary, on or before the date for receipt of shareholder proposal for the next annual meeting. See "Shareholder Proposals for the 1997 Annual Meeting."

     During the year ended December 31, 1995, the Board of Directors met on six occasions and also took action on three occasions by written consent. Due to the frequent meetings of the Board of Directors during the year, a number of matters that otherwise would have been addressed in separate meetings of the Compensation Committee, Finance and Audit Committee, and Nominating Committee during that period were instead addressed at meetings of the entire Board of Directors. Each director attended at least 75% of the meetings of the Board and those committees on which the director served.

     One director, Mr. Williams, continued to provide consulting services to the Company during the calendar year of 1995 pursuant to a consulting agreement which commenced December 1, 1994. For consulting on all matters pertaining to the Company's acquisition program, its pending litigations and its financial public relations program in 1995, the Company paid Mr. Williams $144,000 as well as related travel expenses.

EXECUTIVE OFFICERS

     In addition to Mr. Williams, Chairman of the Board, the following person currently is an executive officer of the Company:

     ROGER D. BLEVINS, PHARM. D., age 40, is the President and Chief Operating Officer of Medco Research, Inc. He joined the Company as Director of Cardiovascular Research in July 1988, was appointed Vice President of Research and Development in October 1990 and was appointed President and Chief Operating Officer in June 1995. From July 1986 to July 1988, he was Director of Cardiovascular Research, Department of Medicine, Sinai Hospital of Detroit, and from July 1985 to July 1986 he was the Associate Director of the Center for Cardiovascular Research at the same institution. Dr. Blevins received his Doctorate of Pharmacy degree from Wayne State University, Detroit, Michigan in May 1982.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the

American Stock Exchange. Officers, directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, or written representations that no Form 5 were required, the Company believes that during the year ended December 31, 1995, all Section 16(a) filing requirements applicable to its officers and directors were complied with, except that Dr. Blevins filed late his Form 5 reporting the grant of 20,000 stock options on June 13, 1995 received when he was elected Chief Operating Officer of the Company.

                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

     The following table sets forth as of May 17, 1996 the number and percentage ownership of the Company's voting securities by all persons (including any "group" as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company to own beneficially more than 5% of the Company's Common Stock, being the only outstanding class of the Company's voting securities, based upon reports filed by each of such persons with the Securities and Exchange Commission, and the number and percentage ownership of the Company's equity securities so owned by each director, each executive officer named in the compensation tables in this Proxy Statement and by all directors and such executive officers as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the securities owned by him. An asterisk denotes beneficial ownership of less than 1%.

                                                         NUMBER OF SHARES       PERCENT OF
NAME AND ADDRESS                                        BENEFICIALLY OWNED     COMMON STOCK
State of Wisconsin..................................         1,095,900             10.01
Investment Board
  P.O. Box 7842
  Madison, Wisconsin 53707
Roger D. Blevins, Pharm.D...........................           130,357(1)           1.19
Albert D. Angel.....................................               500             *
William M. Bartlett.................................            17,120(2)          *
Jay N. Cohn, M.D....................................                 0             *
Elizabeth M. Greetham...............................            16,000(3)          *
Marvin S. Hausman, M.D..............................           116,847(4)           1.07
Mark B. Hirsch......................................                 0             *
Manfred Mosk, Ph.D..................................           350,715              3.20
Eugene L. Step......................................            26,000(5)          *
Richard C. Williams.................................           128,600(6)           1.18
All Directors and Executive Officers of the Company
  as a Group (ten persons)..........................           786,139(7)           7.18

(1) Includes 99,000 shares subject to currently exercisable options held by Dr. Blevins.

(2) Includes 16,000 shares to currently exercisable options held by Mr.
    Bartlett.

(3) Includes 16,000 shares subject to currently exercisable options held by Mrs. Greetham.

(4) Includes 11,000 shares subject to currently exercisable call options held by Dr. Hausman.

(5) Includes 26,000 shares subject to currently exercisable options held by Mr. Step.

(6) Includes 16,000 shares subject to currently exercisable options held by Mr. Williams.

(7) Includes an aggregate of 184,000 shares subject to currently exercisable options held by executive officers and directors of the Company.

REPORT OF THE COMPENSATION COMMITTEE FOR 1995 EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed entirely of directors who have never been employees of the Company. The Committee is responsible for setting and administering the policies and programs that govern both annual compensation and employee incentive options.

     In 1991 the Company adopted a Management Incentive Plan (the "Incentive Plan") to provide additional cash compensation to key Company executives based on their individual performance as well as the financial performance of the Company. Plan participants must be approved by the Compensation Committee of the Board of Directors, which establishes annual ceiling amounts of distributions under the Incentive Plan for each participant based on such individual's annual salary.

     The executive compensation program is designed to align compensation with the Company's business strategy, values and management initiatives, taking into account the results of a 1992 survey (the "Comparative Survey") developed by an independent compensation consulting firm of the reported cash and stock option compensation for the chief executive officer and other executives of the following ten (10) pharmaceutical discovery companies, each then believed to be comparable in size and development stage to the Company: Athena Neurosciences, Inc., Cephalon Corp., Gensia Pharmaceuticals, Inc., Glycomed, Inc., Icos Corp., Isis Pharmaceuticals Corp., Idec Pharmaceuticals Corp., Medimmune, Inc., Somatogen, Inc. and U.S. Bioscience, Inc. The purpose of the Comparative Survey was to obtain suitable comparative information to enable the Committee to establish the executive compensation program it believed necessary to enable the Company to attract and retain key executives critical to the long term success of the Company. The Comparative Survey company selection was based on the Fourth Annual Pharmaceutical Industry Executive Compensation Study, and the companies compared in the Comparative Survey do not, as a group, correspond to the group of companies used in the Health Care Drugs index plotted in the Performance Graph hereinafter set forth. The compensation levels and associated job descriptions of comparable companies as reflected in the Comparative Survey are highly utilized to establish base salary, annual bonus and options, which the Committee reviews annually for possible adjustment. By having a significant amount of compensation in the form of annual bonus and stock options awarded at the discretion of the Committee based 33% on each executive's performance of his or her own set of corporate strategic objectives ("Objectives") and 67% on the Company's achievement of its financial plan, as described below, the program is intended to:

              (Bullet) Implement the Company's annual and long-term strategic plans;

              (Bullet) Reward superior performance; and

              (Bullet) Help attract and retain key executives critical to the long-term success of the Company.

     The Company's executive compensation program consists of two key elements:
(1) an annual component, i.e., base salary and annual bonus, and (2) a long-term component, i.e. stock options. The amount of salary, bonus and options granted for 1995 was based on the Comparative Survey with the goal of providing total compensation that approximates the median of the range of the compensation, both in the aggregate and for each compensation component, reported in the Comparative Survey to have been paid by the subject comparable companies. The program rewards the management team most substantially if the Company achieves its financial plan, and it also recognizes meaningful differences in individual performance and offers the opportunity to earn above average rewards when merited by such individual performance.

     For 1995 the Board of Directors determined that the Company's financial plan was 50% achieved, and the Compensation Committee determined that achievement of individual Objectives ranged from 100 to 65%.

     The policies with respect to each of these elements, as well as the basis for determining the 1995 compensation of the Company's named executive officers, and specifically Dr. Blevins, President and Chief Operating Officer, are described below.

  (1) ANNUAL COMPONENT: BASE SALARY AND ANNUAL BONUS

     BASE SALARY. Base salaries for executive officers are determined by the Committee with reference to the minimum to midpoint of the salary range for each officer as reflected by the officer's compensation level and associated job description and a general assessment of the executive's performance, experience and potential. The

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
Committee establishes these salaries annually or in connection with the officer's employment agreement, if any. Specific measures of corporate financial or other performance are not a factor.

     ANNUAL BONUS. An annual bonus may be paid to executive officers following the end of each fiscal year, up to a maximum percentage of base salary as determined by the Committee for such year either in their respective employment agreements, if any, or otherwise based on the job description. The maximum percentage of base salary is 35% for the Chief Executive Officer and 30% for other Officers. The maximum bonus percentage was based on the information in the Comparative Survey. Sixty-seven percent of the bonus is based on the Company's achievement of its financial plan, and 33% of the bonus is awarded based on the Committee's evaluation of the officer's achievement during the year of his or her Objectives. All Objectives were prepared by the President of the Company and approved by the Committee, and each Objective had the same relative importance to the Committee. The financial plan is prepared once a year and approved by the Board of Directors. Achievement of such a plan is based on actual to budget variances and their controllable significance.

  (2) LONG-TERM COMPONENT:

     STOCK OPTIONS. In 1993, the Committee established levels for the amount of annual stock options to be granted to the Chief Executive Officer and other executive positions, which were set to approximate the median of the range of the awards reported in the Comparative Survey to have been paid by the subject comparable companies (up to 65,000 shares for the CEO and the President, 40,000 shares for Vice Presidents/Officers and 20,000 shares for the Chief Financial Officer). Prior year option grants were not considered in determining such levels or the size of the 1995 awards. The Committee awards options exercisable for a period of 10 years to buy a number of shares of the Company's Common Stock at a price equal to the market price of the stock on the date of grant. For 1995 option grants, 50% of the options awarded vest automatically after one year. The balance of such options are subject to reduction, based 33% on the Committee's evaluation of the executive's achievement of his Objectives for the year (which are the same Objectives reviewed in determining the amount of the executive's annual bonus) and based 67% on the Company's achievement of its financial plan, and as adjusted, vest two years after grant. The options remaining after such reduction, if any, as a result of less than the Company's full achievements of its financial plan and the executive's full achievement of his personal Objectives become exercisable at the rate of 20% per year commencing with the fifth anniversary of the date of grant. The Committee believes that, because these options gain value only to the extent the price of the Company's Common Stock increases above the option exercise price during the life of the option, management's equity participation offers a significant incentive and helps create a long-term partnership between management/owners and other shareholders.

     The Committee set the annual and long-term compensation for Dr. Blevins when he became President and Chief Operating Officer of the Company in June 1995 near the median of the range reported in the Comparative Survey to have been paid by the subject comparable companies, and therefore his annual salary was increased to $200,000, and his original 1995 option grant was increased by 20,000 options to an aggregate of 80,000 stock options of which 60,000 are to be earned and vested as described above and 20,000 are to be earned and vested after one year from the date of grant. His performance bonus of up to 30% remained unchanged. The Committee determined that Dr. Blevins was entitled to 63% of his bonus and option award, based 67% on the Company's 50% achievement of its financial plan and 33% on Dr. Blevins' 90% achievement of his individual
Objectives: (1) developing an acquisition plan for in-licensing opportunities and defining strategy for outlicensing; (2) developing business plans and commercial strategy for products; (3) acquisition and evaluation of in-licensing opportunities; and (4) staffing of regulatory operations.

     The Compensation Committee of the Board of Directors



Elizabeth M. Greetham, Chairperson
William M. Bartlett
Richard C. Williams

                             EXECUTIVE COMPENSATION

INCENTIVE COMPENSATION PLAN

     In 1991 the Company adopted a Management Incentive Plan (the "Incentive Plan") to provide additional cash compensation to key Company executives based on their individual performance as well as the financial performance of the Company. Plan participants must be approved by the Compensation Committee of the Board of Directors, which establishes annual ceiling amounts of distributions under the Incentive Plan for each participant based on such individual's annual salary. Distributions are based 67% on the Company's achievement of its financial plan and 33% based on the Committee's evaluation of the participant's achievement during the year of his or her Objectives.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     All previous employment agreements have terminated, and as a matter of corporate policy all executive officers serve at the discretion of the Board of Directors.

     In 1995, in conjunction with its decision to eliminate employment agreements for its executive officers, the Company adopted a policy to provide benefits to its executive officers in the event of a change of control of the Company or an executive officer's discharge without cause. A "change of control" is defined as the failure, within 60 days after a sale of all or substantially all of the assets of the Company, or a merger involving the Company in which it is not the surviving entity, or any transaction having essentially the same effect, or the assets acquiror or surviving company to indicate in writing that it will continue to employ the executive officer for no less than the same base salary, maximum bonus and option terms most recently granted to such officer. As to the Company's President, a change of control also shall be deemed to occur, at his option, on such date as Richard C. Williams shall, for whatever reason, cease to be Chairman of the Board of the Company. In the event of a change of control, for three years thereafter the Company shall continue to pay such officer his prevailing annual base salary and to provide for his participation, to the extent permitted by applicable law or insurance policy contract, in its group life, hospital, medical and disability insurance plans, and any retirement, pension or death benefit plans ("Benefit Plans").

     "Discharge without cause" is defined as the termination of the employment of an executive officer without "due cause", any material reduction in his duties or authority or a more than 30% reduction in his annual base salary from that for the immediately preceding fiscal year. The term "due cause" is defined as an executive officer's material breach of any of the terms of his agreements with the Company, willful gross negligence in carrying out his duties or commission of an act of willful gross misconduct which has resulted in material harm to the Company, as determined in good faith by the Board of Directors. In the event of discharge without cause, the Company shall continue to pay the executive officer's annual base salary for 24 months (President) or 12 months (Chief Financial Officer) and to provide for his participation in the Benefit Plans until he obtains employment which provides reasonably similar health and medical coverage; provided, however, that such officer has the option, exercisable at any time after six months from any such discharge, to receive the balance of such payments in a lump sum, in which case his participation in the Benefit Plans shall cease upon the payment thereof. The Company also shall provide full outplacement services for six months (12 months for the President). The executive officer also shall be entitled to receive, in respect of the year of such discharge, his cash bonus, pro rated based on the number of completed months of service during the year of discharge, and the discretionary performance-based options he earned, in each case as determined by the Compensation Committee using the performance level of such officer and the Company for the prior year as their respective performance levels for the year of discharge.

     Dr. Archie W. Prestayko, the former President and Chief Executive Officer, resigned from the Company on June 13, 1995 in order to pursue personal scientific interests. Pursuant to the Company's Separation Agreement with Dr. Prestayko, the Company agreed to pay him (1) severance in an aggregate amount of $442,900, being an amount equal to 24 months of payments at the rate of his then annual base salary of $221,450, (2) $28,096, representing an annual bonus of 5/12ths, being the pro rata portion based on five full months of service during the 1995 calendar year, of the maximum bonus he could have earned under the Incentive Plan assuming both he and the Company had achieved in 1995 the same level of performance as they did in 1994, and (3) $9,227 for two weeks of earned but unused 1994 vacation days.The Company also agreed to pay an out placement firm $25,000 for services to be rendered to Dr. Prestayko. Dr. Prestayko agreed to consult with the Company for no additional consideration during the period he receives his severance payments.

SUMMARY COMPENSATION

     The following Summary Compensation Table reflects certain information regarding the former Chief Executive Officer of the Company, who resigned in June 1995, and the most highly compensated executive officers whose total annual salary and bonus for the last completed fiscal year exceeded $100,000 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION

                                                                                            LONG-TERM
                                                         BONUS          OTHER             COMPENSATION
                                                        EARNED          ANNUAL        SECURITIES UNDERLYING      ALL OTHER
NAME & PRINCIPAL POSITION (1)      YEAR   SALARY ($)    ($)(2)     COMPENSATION ($)     OPTIONS/SAR'S (#)     COMPENSATION ($)
Roger D. Blevins, Pharm. D.        1995     180,826     34,266          --                      80,000(3)                --
  President & Chief Operating      1994     146,600     43,980          --                   --       (4)                --
  Officer                          1993     137,417     52,432  (5)        83,240(6)            20,000                   --
Archie W. Prestayko, Ph.D.         1995     101,498     65,317           183,955(8)             35,000              157,275(7)
  Former Chief Executive Officer   1994     215,000     50,000           228,146(9)             40,000                   --
                                   1993     204,527                                             53,000                   --

(1) Archie W. Prestayko, Ph.D., the former Chief Executive Officer, left the Company in June 1995 to pursue personal scientific interests.

(2) Represents the amount earned by the named executive officer pursuant to the Company's Incentive Plan. See Incentive Compensation Plan, above, for a brief description of the Plan.

(3) The options granted to Dr. Blevins consisted of 60,000 shares associated with the January 1995 annual grant to him as Vice President and additional 20,000 shares upon his election as Chief Operating Officer.

(4) The options granted in 1993 for Dr. Blevins satisfied his employment agreement which commenced October 16, 1993 and expired December 31, 1994. Therefore, no additional options were granted during 1994.

(5) In recognition of Dr. Blevins' contribution over the years to Medco, the Compensation Committee of the Board of Directors authorized the payment of $21,131 as a bonus to him in 1993, which he utilized to repay indebtedness to the Company. The remaining amount represents the 1993 bonus earned.

(6) Represents the amount paid to Dr. Blevins by the Company pursuant to the Company's relocation policy, which was applied without discrimination to all relocated officers and employees. The compensation represents the $29,821 difference between payoff and market value of Dr. Blevins' residence in California as well as the $30,832 "gross up" of taxes associated with the sale of the residence. The amount subject to gross up ($36,821) included the difference between payoff and market value along with expenses associated with the sale of the residence. Also includes $15,587 representing the "gross up" for taxes associated with the bonus paid to Dr. Blevins used to repay his indebtedness to the Company referenced in Footnote 5 above.

(7) Represents payments made to Dr. Prestayko pursuant to his Separation Agreement. See Employment Contracts and Termination of Employment and Change-in-Control Arrangements, above, for a description of such payments.

(8) The Compensation Committee of the Board of Directors authorized the forgiveness of a $100,000 Bridge Loan for Dr. Prestayko as well as the $83,955 "gross up" for taxes associated with the loan used to pay his indebtedness to the Company referenced in footnote 9 below.

(9) Represents the amount paid to Dr. Prestayko for the sale of a residence pursuant to the Company's relocation policy, which was applied without discrimination to all relocated officers and employees. The compensation represents the $112,500 difference between the market value and appraisal value as well as the $114,661 "gross up" for taxes associated with the sale of the residence, plus $985 of imputed fair-market interest on the $100,000 bridge loan to him due upon the sale of his former residence in Redondo Beach, California. The amount subject to gross-up ($136,568) included the difference between market value and appraisal value along with expenses associated with the sale of the residence.

STOCK OPTION PLANS AND STOCK OPTION GRANTS AND EXERCISES IN 1995

     The Company currently has two stock option plans in operation, the 1983 Option Plan and the 1989 Option Plan. Both plans authorize the grant of options to purchase shares of Common Stock to key employees of the Company, including directors, officers, and significant employees, and to other persons who provide important services to the Company. The 1983 Option Plan, as subsequently amended, authorized the grant of options to purchase a total of 1,200,000 shares of Common Stock, and the 1989 Option Plan, as subsequently amended, authorized the grant of options to purchase a total of 1,500,000 shares of Common Stock.

     Both option plans are administered by the Compensation Committee, which, among other things, determines the persons who are to receive options and the number of shares to be subject to each option. With respect to option grants to members of the Compensation Committee, the option plans are administered by the Board of Directors as a whole.

     Each option granted under the option plans (except for certain incentive stock options which must be exercised sooner) must be exercised within a period fixed by the Compensation Committee, which may not exceed ten years from the date of grant of the option. Options may be made exercisable, in whole or in installments, as determined by the Compensation Committee. Options may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of an optionee may be exercised only by him. Options must be exercised three months after the termination of the optionee's association with the Company, except in certain cases such as retirement (in which event the options may be exercised for up to three months following retirement) or death (in which event the options may be exercised for up to twelve months following death), but not later than the expiration date of the options. Those options that are granted under the option plans at an option exercise price equal to not less than the fair market value of the Common Stock on the date of grant to persons employed by the Company (110% of such fair market value in the case of any employee who owns in excess of 10% of the Company's voting securities) will qualify to be "incentive stock options" within the meaning of Section 422(b) of the Internal Revenue Code of 1986, and the Compensation Committee may designate such options accordingly. Other options granted under the option plans will be nonqualified options. The exercise price of any option granted under the option plans may be paid in cash or, with the consent of the Compensation Committee, partly or entirely with Common Stock based on the fair market value thereof on the date of exercise.

     The option plans both limit the maximum number of shares for which options may be granted to any one participant to 33 1/3% of the shares reserved for issuance under such option plans. No participant may in any one calendar year receive options under the option plans with respect to more than 15% of the shares reserved for issuance. The number of shares for which options may be granted each year under both plans to directors who are not full-time employees of the Company is fixed.

     The following table sets forth information regarding the number of stock options that were granted during the calendar year ended December 31, 1995 to the named executive officers. In addition, in accordance with the rules of the Commission, the table shows the hypothetical gains for such options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

                                                                                             POTENTIAL REALIZABLE
                          NUMBER OF         % OF TOTAL                                         VALUE AT ASSUMED
                          SECURITIES       OPTIONS/SARS     EXERCISE                         ANNUAL RATES OF STOCK
                          UNDERLYING        GRANTED TO      OR BASE                          PRICE APPRECIATED FOR
                         OPTIONS/SARS      EMPLOYEES IN      PRICE                              OPTION TERM (2)
NAME                    GRANTED (#)(1)     FISCAL YEAR       ($/SH)      EXPIRATION DATE     5% ($)       10% ($)
Roger D. Blevins....        60,000              29%           13.25          12/31/04        499,971     1,267,025
Roger D. Blevins....        20,000              10%           12.88          12/31/04        161,940       410,389
Archie W.                   35,000
  Prestayko.........                            17%           13.25          12/31/04        291,650       739,098

(1) For 1995 option grants, 50% of the options awarded vest automatically after one year. The balance of such options are subject to reduction, based 33% on the Committee's evaluation of the executive's achievement of his Objectives for the year (which are the same Objectives reviewed in determining the amount of the executive's annual bonus) and based 67% on the Company's achievement of its financial plan, and as adjusted, vest two years after grant. The options remaining after such adjustments become exercisable 20% each year commencing with the fifth anniversary of the date of grant.

(2) Potential realizable value is calculated based on the exercise price of the options granted in fiscal year 1995 and is listed for illustration purposes only. Such values are not intended to be and should not be interpreted as representations or projections of the future value of the Company's Common Stock or of the stock price.

     The following table sets forth information regarding the exercise of options and the numbers of unexercised stock options held by named executive officers at December 31, 1995.

                    AGGREGATED OPTION/SAR EXERCISES IN 1995
                   AND OPTION/SAR VALUES AT DECEMBER 31, 1995

                                                         NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                          SHARES                        UNDERLYING UNEXERCISED                 IN-THE-MONEY
                        ACQUIRED ON      VALUE              OPTIONS/SARS AT                   OPTIONS/SARS AT
                         EXERCISE       REALIZED            FISCAL YEAR-END               FISCAL YEAR-END ($)(2)
NAME                        (#)          ($)(1)      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE

Roger D. Blevins....        --             --           69,000           80,000           --               --
Archie W.               90,000
  Prestayko.........                     568,125       131,750           52,360           --               --

(1) The computation of the value realized amount is the aggregate difference between the option exercise price and the market closing price of the Company's Common Stock on the American Stock Exchange on the dates of exercise.

(2) The computation of the value of unexercised in-the-money options is the aggregate difference between the option exercise price and the December 31, 1995 closing price of the Company's Common Stock on the American Stock Exchange.

OTHER BENEFIT PLANS

     At present, other than the Incentive Compensation Plan, the Company has no corporate sponsored pension, retirement or other employee benefit plan (other than group medical, life, and disability insurance benefits and parking provided to all employees on a non-discriminatory basis).

                               PERFORMANCE GRAPH

     Set forth below is a performance graph, comparing the yearly cumulative total stockholder return on the Company's Common Stock with the yearly cumulative total stockholder return on stocks included in the S&P 500 Index, a broad equity market index, and the yearly cumulative total stockholder return on stocks included in the Health Care Drugs Index, a published S&P composite index. The investment comparisons assume the base year (1990) is equal to an index of
100. Each of the cumulative total returns was computed assuming the reinvest-ment of stock dividends. The years compared are 1991, 1992, 1993, 1994, and 1995 calendar years.

(Total Return to Stockholders graph appears here. The plot points are listed in the table below.)


                           INDEXED CUMULATIVE RETURNS

                                                             1990     1991      1992      1993      1994      1995
Medco Research, Inc.......................................   100     437.78    302.22    268.89    202.22    184.44
S&P 500 Index.............................................   100     130.47    140.41    154.56    156.60    215.45
Health Care Drugs Index...................................   100     164.78    132.09    120.88    140.72    241.31

                              RATIFICATION OF THE
                      APPOINTMENT OF INDEPENDENT ACCOUNTS

     The Board of Directors unanimously recommends ratification of its appointment of KPMG Peat Marwick LLP to serve as independent accountants for the Company for the 1996 fiscal year. KPMG Peat Marwick LLP has served as the Company's independent accountants since November 1993. A KPMG Peat Marwick LLP representative will be present at the Annual Meeting and will be available to make a statement, if he or she so desires, and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY. PROXIES WILL BE VOTED "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP IF NO DIRECTION IS GIVEN IN THE PROXIES.

                                 OTHER MATTERS

     A copy of the Company's Annual Report for the year ended December 31, 1995 has been mailed to shareholders of the Company. The Annual Report does not form any of the material for the solicitation of proxies.

     Management of the Company does not know of any matter to be acted upon at the Annual Meeting other than the matters described above. If any other matter properly comes before the Annual Meeting, however, the proxy holders will vote the proxies thereon in accordance with their best judgment.

                               PROXY SOLICITATION

     The cost of soliciting the proxies will be borne by the Company. This Proxy Statement and the accompanying materials, in addition to being mailed directly to shareholders, will be distributed through brokers, custodians, nominees, and other like parties to beneficial owners of shares of Common Stock. The Company will, upon request, reimburse such parties for their charges and expenses in connection therewith.

                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 1997 annual meeting of shareholders of the Company must be received by February 15, 1997. Such proposals should be addressed to the Secretary of the Company.

May 22, 1996